FERRO REPORTS INCREASED EARNINGS FOR SECOND QUARTER 2016 DRIVEN BY HIGHER SALES AND GROSS PROFIT MARGINS

•	Second-quarter net sales increased by 11.1% to $298 million

•	On a constant currency basis, net sales increased by 14.6%

•	Reported second-quarter diluted EPS from continuing operations increased to $0.29 from $0.14

•	Adjusted second-quarter diluted EPS from continuing operations increased 70% to $0.34 from $0.20

•	Gross profit margin expanded to 33.0% from 28.9%

•	Company raises 2016 adjusted EPS guidance on strong second-quarter results

CLEVELAND, Ohio – July 27, 2016 – Ferro Corporation (NYSE: FOE, the “Company”) today reported results for the second quarter ended June 30, 2016.  Second-quarter income from continuing operations attributable to common shareholders was $0.29 per diluted share compared with $0.14 per diluted share in the second quarter of 2015.  On an adjusted basis, earnings per diluted share from continuing operations were $0.34 compared with earnings of $0.20 per diluted share in the second quarter of 2015.  Adjusted earnings exclude charges relating to, among other items, restructuring activities, transaction-related expenses and gains and losses on asset sales.  Please refer to the supplemental tables at the end of this release for additional information concerning adjusted financial results.

2016 Second-Quarter Results from Continuing Operations

Second-quarter 2016 net sales increased 11.1% to $298 million, compared with $268 million in the year-ago quarter.  Foreign currency translation reduced net sales by approximately $8 million.  On a constant currency basis, net sales increased by 14.6%.  Constant currency sales growth was due to acquisitions and increased sales in the Pigments, Powders and Oxides and the Performance Coatings segments, partially offset by lower sales in the Performance Colors and Glass segment.  Excluding sales from acquisitions of approximately $39 million, associated with Nubiola, Al Salomi, Ferer and Pinturas Benicarló, constant currency sales increased by 2.2% in the Performance Coatings segment and by 1.0%

in the Pigments, Powders and Oxides segment, while sales declined in the Performance Colors and Glass segment by 4.1%.  Within the Performance Colors and Glass segment, demand for automotive glass coatings remained strong, with net sales increasing by 7.5%, while demand for products for electronics and decoration applications declined.

Reported Earnings from Continuing Operations:  Second-quarter 2016 reported earnings per diluted share were $0.29 versus $0.14 in the same period last year.  Results in the second quarter of 2016 benefited from the increase in net sales, a higher gross profit margin and a lower tax rate.  Higher gross profit was partially offset by increases in selling, general and administrative (“SG&A”) expenses and increased other expenses, including interest expense, partially offset by lower restructuring and impairment charges.

The gross profit margin for the second quarter of 2016 increased by more than 400 basis points to 33.0%, while SG&A expenses increased by approximately $5 million to $58 million, primarily associated with the acquisitions of Nubiola, Al Salomi, Ferer and Pinturas Benicarló and a decrease in pension income.  Other expenses were nearly $1 million higher in the second quarter of 2016 compared with 2015.  For the second quarter of 2016 the effective tax rate was 25.4% compared with 31.4% in the same period last year.

Adjusted Earnings from Continuing Operations:  Second-quarter 2016 adjusted earnings per diluted share were $0.34 versus $0.20 in the same period last year.  Results in the second quarter of 2016 benefited from the increase in net sales coupled with a higher adjusted gross profit margin and lower adjusted effective tax rate.  Higher gross profit was partially offset by increases in SG&A expenses and increased interest expense.

The adjusted gross profit margin for the second quarter of 2016 increased to 33.0% from 29.0% while the adjusted effective tax rates were 26.8% and 32.7% for the second quarters of 2016 and 2015, respectively.  Adjusted SG&A expenses were approximately $4 million higher in the second quarter of 2016 compared with the prior year period.  Adjusting for the effect of foreign currency translation, SG&A expenses increased by approximately $5 million.  The increase in SG&A expenses was primarily associated with the acquisitions of Nubiola, Al Salomi, Ferer and Pinturas Benicarló and a decrease in pension income.

2016 Second-Quarter Cash Flow and Return on Invested Capital from Continuing Operations

For the second quarter of 2016, income from continuing operations was $25 million, compared with $12 million in the same period last year.  In the second quarter of 2016, adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $57 million, compared with $37 million in the prior year period.  Adjusted EBITDA margins, represented as a percentage of net sales, were 19.0% and 13.9% in the second quarters of 2016 and 2015, respectively.  The adjusted return on invested capital (“ROIC”), excluding acquisitions owned less than one year, was 11.6% for the second quarter of 2016 compared with 13.7% at December 31, 2015.  The decline in ROIC was primarily due to the impact of reversing $63 million of tax valuation allowances at year-end 2015 and the inclusion of Vetriceramici.  The Company anticipates ROIC will improve to approximately 12.0% during 2016.

In the second quarter of 2016, net cash provided by operating activities was approximately $8 million, while net cash used in investing activities was approximately $5 million and net cash used in financing activities was $8 million.  For the period ended June 30, 2016 total debt was $496 million compared with $474 million at December 31, 2015, an increase of $22 million.  During the first six months of 2016, net debt (debt less cash and cash equivalents) increased by $31 million.  For the three months ended June 30, 2016 debt declined by $8 million, and net debt declined by $2 million.

In the second quarter of 2016, continuing operations generated approximately $13 million of free cash flow, with free cash flow defined as EBITDA less cash items used to operate the business, including cash taxes and interest, investment in working capital, capital expenditures and other cash items.  The Company used the free cash flow in the quarter to invest in acquisitions ($3 million), restructure operations ($1 million) and fund discontinued operations ($7 million), resulting in a $2 million reduction in net debt

Peter Thomas, Chairman, President and CEO said, “Results for the quarter were very strong, with consolidated sales trending in line with our prior annual guidance of $1.140 to $1.155 billion and gross profit margins exceeding our expectations in all of our major business units.  Sales trends continue to improve in Performance Coatings, where we experienced strong demand for our porcelain enamel products, and we continue to see improving demand for tile coatings in Egypt, Italy and Asia.  While we experienced sequential sales improvement in the Performance Colors and Glass segment, demand continues to run below last year’s level, and we now expect full-year 2016 sales for this segment to be flat compared with 2015.  Our consolidated gross profit margin, as a percent of net sales, improved by more than 400 basis points to 33%, which is the highest level attained since we began implementing our value creation strategy in late 2012.  Higher sales volumes, improved manufacturing efficiencies and lower raw material costs contributed to the gross margin improvement.  Although the quarter was strong, economic and geopolitical challenges remain, particularly in Indonesia, Brazil, Argentina and Turkey.  Based on the strength of the quarter, but tempered by risks associated with economic weakness in certain regions, we are increasing our adjusted EPS guidance for 2016 to $1.00 - $1.05 per diluted share.”

Review of Strategic Alternatives

On May 9, 2016, Ferro announced that the Board of Directors was exploring possible strategic alternatives for the Company to enhance shareholder value and had engaged Lazard Frères & Co. as its financial advisor to assist in the review process.  The review process was extensive, covering multiple options, including the sale of the Company, a merger, transformational acquisitions, and the continuation of the Company’s value creation strategy.

After exploring each alternative, the Board of Directors concluded that the best course of action for creating shareholder value was to continue executing Ferro’s value creation strategy, focusing on organic and inorganic growth and improving profitability.  The Company has identified efficiency optimization opportunities that are expected to increase profitability by $20 - $30 million annually, when the projects are fully implemented, which is expected to be over the next three years.  The Company intends to provide information concerning these new optimization initiatives as plans are finalized and being implemented.  In addition, the Company will continue to actively pursue strategic acquisitions, including transformational opportunities, to propel future growth.  In assessing the option to sell the Company, the Board of Directors determined that third party proposals undervalued the Company compared to the intrinsic value created by remaining an independent public company and pursuing the Company’s growth agenda and cost optimization initiatives.

Addressing the strategic alternatives review process, Mr. Thomas said, “The Board of Directors has been diligent in reviewing multiple options concerning the future of the Company.  While we remain confident that shareholder value will be enhanced through our current strategy, as exemplified in our first half results, it was prudent that all other alternatives be thoroughly assessed and vetted.  As we have consistently stated over the last four years, the Company remains open to strategic alternatives, including a sale of the Company, but not at a discount to intrinsic value.”

Stock Repurchase

The Company’s Board of Directors has approved a new stock repurchase program under which the Company is authorized to repurchase up to an additional $25 million of the Company’s outstanding common stock on the open market, including through a Rule 10b5-1 plan, in privately negotiated transactions, or otherwise.  This new program is in addition to the $75 million of authorization previously approved and announced over the last 12 months.  Of the $100 million authorized, the Company previously purchased 4,458,345 shares of common stock at an average price of approximately $11.21 per share, for a total cost of $50 million.  The Company’s available repurchase authorization now stands at $50 million.

Outlook

Based on the strength of the second-quarter operating results, the Company is increasing its prior adjusted earnings per diluted share guidance to $1.00 - $1.05 from $0.93 - $0.98 (see adjusted earnings note below).  This guidance assumes foreign exchange rates approximately in line with those at July 15, 2016.

The guidance reflects the following items shown below (for full-year 2016 metrics; margins calculated as percent of net sales):

Constant Currency Sales growth:	10.5% - 11.5%
Consolidated gross profit margin:	30.5% - 31.0%
Adjusted SG&A expenses as percent of sales:	17.5% - 18.0%
Other income and (expense):	$(5) - $(6) million
Interest expense:	$20.0 - $20.5 million
Effective tax rate:	27% - 28%

Continuing operations are expected to generate free cash flow of $85 - $95 million, with free cash flow defined as adjusted EBITDA less cash items used to operate the business, including cash taxes and interest, investment in working capital, capital expenditures and other cash items.

Antwerp Belgium Disposition Update

Ferro continues to work toward divesting its Europe-based Polymer Additives assets, including the Antwerp Belgium dibenzoates manufacturing assets and the related Polymer Additives European headquarters and lab facilities.  These assets are currently classified as held-for-sale and reported as a discontinued operation.  The Company expects to complete the disposition during the third quarter of 2016.  The resolution of the matter could result in an impairment charge and other related expenses of up to $25 - $30 million.

Adjusted Earnings Guidance

Adjusted earnings per diluted share guidance excludes the impact of certain items, primarily associated with restructuring activities, transaction-related expenses, gains and losses on asset sales, and mark-to-market adjustments to the Company’s pension and postretirement benefit liabilities.  The impact of adjusting for these items for the first six months of 2016 was an increase to GAAP earnings per diluted share from continuing operations of $0.03, from $0.53 to $0.56.  It is not possible at this time to identify the potential amount or significance of these items for the balance of the year, as they have not occurred yet.  Therefore, the Company is unable to reconcile its full-year 2016 adjusted earnings per diluted share guidance.

Conference Call

The Company will host a conference call to discuss its second-quarter financial results and its current outlook for 2016 on Thursday, July 28, 2016, at 10:00 a.m. Eastern Time.  To listen to the call, dial 800-622-2443 if calling from the United States or Canada, or dial 303-223-2682 if calling from outside North America.  Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available through noon Eastern Time on August 4, 2016.  To access the replay, dial 800-633-8284 (toll free) if calling from the United States or Canada, or dial 402-977-9140 if calling from outside North America.  Use the program ID #21814015 to access the audio replay.

The conference call will also be broadcast live over the Internet and will be available for replay through September 30, 2016.  The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com.  A podcast of the conference call also will be available on the site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global functional coatings and color solutions company that supplies technology-based performance materials, including glass-based coatings, pigments and colors, and polishing materials. Ferro products are sold into the building and construction, automotive, appliances, electronics, household furnishings, and industrial products markets. Headquartered in Mayfield Heights, Ohio, the Company has approximately 4,880 employees globally and reported 2015 sales of $1.1 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	the exploration of strategic alternatives and the potential results therefrom;
•	Ferro’s ability to successfully implement and/or administer its cost-saving initiatives, including its restructuring programs, and to produce the desired results;
•	demand in the industries into which Ferro sells its products may be unpredictable, cyclical, or heavily influenced by consumer spending;
•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;
•	currency conversion rates and economic, social, political, and regulatory conditions around the world;
•	Ferro’s ability to successfully introduce new products or enter into new growth markets;
•

Ferro’s ability to complete acquisitions, effectively integrate the businesses and achieve the expected synergies (including the Pinturas Benicarló, Ferer, Al Salomi, Nubiola and Vetriceramici transactions), as well as the acquisitions being accretive and Ferro achieving the expected returns on invested capital;

•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;
•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;
•	Ferro’s ability to access capital markets, borrowings, or financial transactions;

•	the availability of reliable sources of energy and raw materials at a reasonable cost;
•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;
•	sale of products into highly regulated industries;
•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;
•	competitive factors, including intense price competition;
•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against it;
•	the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations;
•	management of Ferro’s general and administrative expenses;
•

Ferro’s multi-jurisdictional tax structure and its ability to reduce its effective tax rate, including the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

•	the effectiveness of strategies to increase Ferro’s return on invested capital, and the short-term impact that acquisitions may have on return on invested capital;
•	stringent labor and employment laws and relationships with the Company’s employees;
•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;
•	implementation of new business processes and information systems, including the outsourcing of functions to third parties;
•	risks associated with the manufacture and sale of material into industries making products for sensitive applications;
•	exposure to lawsuits in the normal course of business;
•	risks and uncertainties associated with intangible assets;
•	Ferro’s borrowing costs could be affected adversely by interest rate increases;
•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;
•	Ferro may not pay dividends on its common stock in the foreseeable future;
•	amount and timing of any repurchase of Ferro’s common stock; and

•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2015.

# # #

Company Contacts:

Investor Contact:

John Bingle, 216-875-5411

Treasurer and Director of Investor Relations

john.bingle@ferro.com

Media Contact:

Mary Abood, 216-875-5401

Director, Corporate Communications

mary.abood@ferro.com

Table 1

Ferro Corporation and Subsidiaries

Condensed Consolidated Statements of Operations (unaudited)

(In thousands, except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net sales	$297,977	$268,214	$575,428	$530,986
Cost of sales	199,604	190,574	392,826	382,711
Gross profit	98,373	77,640	182,602	148,275
Selling, general and administrative expenses	57,871	52,695	110,517	102,151
Restructuring and impairment charges	787	1,116	1,668	1,625
Other expense (income):
Interest expense	5,428	3,110	10,275	6,260
Interest earned	(115)	(57)	(200)	(94)
Foreign currency losses, net	389	2,827	2,000	4,555
Miscellaneous expense (income), net	669	(161)	(2,784)	238
Income before income taxes	33,344	18,110	61,126	33,540
Income tax expense	8,484	5,679	16,502	8,138
Income from continuing operations	24,860	12,431	44,624	25,402
(Loss) from discontinued operations, net of income taxes	(5,748)	(5,646)	(35,242)	(9,602)
Net income	19,112	6,785	9,382	15,800
Less: Net income (loss) attributable to noncontrolling interests	143	186	379	(1,769)
Net income attributable to Ferro Corporation common shareholders	$18,969	$6,599	$9,003	$17,569

Earnings (loss) per share attributable to Ferro Corporation common shareholders:
Basic earnings (loss):
Continuing operations	$0.30	$0.14	$0.53	$0.31
Discontinued operations	(0.07)	(0.06)	(0.42)	(0.11)
	$0.23	$0.08	$0.11	$0.20

Diluted earnings (loss):
Continuing operations	$0.29	$0.14	$0.53	$0.31
Discontinued operations	(0.07)	(0.06)	(0.42)	(0.11)
	$0.22	$0.08	$0.11	$0.20
Shares outstanding:
Weighted-average basic shares	83,209	87,264	83,260	87,189
Weighted-average diluted shares	84,424	88,800	84,199	88,656
End-of-period basic shares	83,228	87,270	83,228	87,270

Table 2

Ferro Corporation and Subsidiaries

Segment Net Sales and Gross Profit (unaudited)

(Dollars in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Segment Net Sales
Performance Coatings	$140,589	$139,460	$268,713	$276,246
Performance Colors and Glass	95,933	98,729	184,103	198,193
Pigments, Powders and Oxides	61,455	30,025	122,612	56,547
Total segment net sales	$297,977	$268,214	$575,428	$530,986

Segment Gross Profit
Performance Coatings	$39,234	$35,144	$71,349	$64,019
Performance Colors and Glass	36,705	33,389	68,543	67,878
Pigments, Powders and Oxides	22,404	9,292	42,690	17,146
Other costs of sales	30	(185)	20	(768)
Total gross profit	$98,373	$77,640	$182,602	$148,275

Selling, general and administrative expenses
Strategic services	$29,012	$26,261	$57,416	$51,982
Functional services	23,487	20,496	44,118	40,465
Incentive compensation	3,161	72	5,146	1,724
Stock-based compensation	2,211	5,866	3,837	7,980
Total selling, general and administrative expenses	$57,871	$52,695	$110,517	$102,151

Restructuring and impairment charges	787	1,116	1,668	1,625
Other expense, net	6,371	5,719	9,291	10,959
Income before income taxes	$33,344	$18,110	$61,126	$33,540

Table 3

Ferro Corporation and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(Dollars in thousands)	June 30,	December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$49,416	$58,380
Accounts receivable, net	278,931	231,970
Inventories	207,299	184,854
Deferred income taxes	-	12,088
Other receivables	32,008	34,088
Other current assets	15,479	15,695
Current assets held-for-sale	18,648	16,215
Total current assets	601,781	553,290
Other assets
Property, plant and equipment, net	252,548	260,429
Goodwill	141,162	145,669
Intangible assets, net	110,493	106,633
Deferred income taxes	100,126	87,385
Other non-current assets	48,206	48,767
Non-current assets held-for-sale	370	23,178
Total assets	$1,254,686	$1,225,351

LIABILITIES AND EQUITY
Current liabilities
Loans payable and current portion of long-term debt	$10,451	$7,446
Accounts payable	129,946	120,380
Accrued payrolls	28,713	28,584
Accrued expenses and other current liabilities	60,525	54,664
Current liabilities held-for-sale	4,165	7,156
Total current liabilities	233,800	218,230
Other liabilities
Long-term debt, less current portion	485,436	466,108
Postretirement and pension liabilities	147,820	148,249
Other non-current liabilities	65,080	66,990
Non-current liabilities held-for-sale	1,643	1,493
Total liabilities	933,779	901,070
Equity
Total Ferro Corporation shareholders’ equity	312,826	316,459
Noncontrolling interests	8,081	7,822
Total liabilities and equity	$1,254,686	$1,225,351

Table 4

Ferro Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

(Dollars in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Cash flows from operating activities
Net income	$19,112	$6,785	$9,382	$15,800
Loss (gain) on sale of assets and business	309	694	(3,774)	988
Depreciation and amortization	11,257	8,332	21,929	16,146
Interest amortization	329	289	644	586
Restructuring and impairment	(513)	775	23,651	(32)
Devaluation of Venezuela	-	-	-	3,343
Accounts receivable	(18,105)	(5,912)	(41,687)	(17,757)
Inventories	(9,989)	(274)	(17,695)	1,153
Accounts payable	(2,329)	(2,432)	3,226	(1,511)
Other current assets and liabilities, net	1,092	2,840	2,968	(20,786)
Other adjustments, net	7,023	3,106	(619)	6,004
Net cash provided by (used in) operating activities	8,186	14,203	(1,975)	3,934

Cash flows from investing activities
Capital expenditures for property, plant and equipment and other long lived assets	(6,679)	(11,675)	(14,044)	(26,554)
Proceeds from sale of assets	11	34	3,597	125
Business acquisitions, net of cash acquired	1,270	-	(6,639)	(5,479)
Net cash (used in) investing activities	(5,398)	(11,641)	(17,086)	(31,908)

Cash flows from financing activities
Net (repayments) borrowings under loans payable	(530)	1,636	3,031	(931)
Proceeds from revolving credit facility	45,682	105,000	163,516	105,000
Principal payments on revolving credit facility	(52,494)	-	(92,706)	-
Principal payments on term loan facility	(750)	(750)	(51,500)	(1,500)
Payment of debt issuance costs	-	-	(301)	-
Purchase of treasury stock	-	-	(11,429)	-
Other financing activities	(286)	(950)	211	(181)
Net cash (used in) provided by financing activities	(8,378)	104,936	10,822	102,388
Effect of exchange rate changes on cash and cash equivalents	(859)	(1,260)	(725)	(3,501)
(Decrease) increase in cash and cash equivalents	(6,449)	106,238	(8,964)	70,913
Cash and cash equivalents at beginning of period	58,380	105,175	58,380	140,500
Cash and cash equivalents at end of period	$51,931	$211,413	$49,416	$211,413

Cash paid during the period for:
Interest	$4,520	$3,636	$9,283	$7,045
Income taxes	$4,763	$3,341	$7,432	$9,482

Table 5

Ferro Corporation and Subsidiaries

Supplemental Information

Reconciliation of Reported Income to Adjusted Income

For the Three Months Ended June 30 (unaudited)

(Dollars in thousands, except per share amounts)	Cost of sales	Selling general and administrative expenses	Restructuring and impairment charges	Other expense (income), net	Income tax expense[3]	Net income attributable to common shareholders	Diluted earnings per share

	2016

As reported	$199,604	$57,871	$787	$6,371	$8,484	$18,969	$0.22
Special items:
Restructuring	-	-	(787)	-	244	543	0.01
Other[1]	-	(4,810)	-	(700)	1,902	3,608	0.04
Discontinued operations	-	-	-	-	-	5,748	0.07
Total special items[4]	-	(4,810)	(787)	(700)	2,146	9,899	0.12
As adjusted	$199,604	$53,061	$-	$5,671	$10,630	$28,868	$0.34

	2015

As reported	$190,574	$52,695	$1,116	$5,719	$5,679	$6,599	$0.08
Special items:
Restructuring	-	-	(1,116)	-	325	791	0.01
Other[2]	(116)	(3,982)	-	(2,703)	2,498	4,303	0.05
Discontinued operations	-	-	-	-	-	5,646	0.06
Total special items[4]	(116)	(3,982)	(1,116)	(2,703)	2,823	10,740	0.12
As adjusted	$190,458	$48,713	$-	$3,016	$8,502	$17,339	$0.20

(1)

The adjustments to “Selling general and administrative expenses” primarily relate to certain business development activities; and, the adjustment to “Other expense (income), net” relates to a change on the finalization of the purchase price for the acquisition of Vetriceramici.

(2)

The adjustments to “Selling general and administrative expenses” primarily relate to certain business development activities; and, the adjustments to “Other expense (income), net” primarily relate to the impact of the loss on a foreign currency contract associated with the purchase of Nubiola.

(3)	The tax rate reflects the reported tax rate, adjusted for pro forma adjustments being tax effected at the respective statutory rate where the item originated.
(4)	Due to rounding, total earnings per share related to special items does not always add to the total adjusted earnings per share.

It should be noted that adjusted income, earnings per share and other adjusted items referred to above are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  The adjusted income, earnings per share and other adjusted items presented above exclude certain special items including restructuring charges, certain business development activities,  gains on sale of assets, the overall financial impact of currency related items in Venezuela and discontinued operations.  We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Table 6

Ferro Corporation and Subsidiaries

Supplemental Information

Reconciliation of Reported Income to Adjusted Income

For the Six Months Ended June 30 (unaudited)

(Dollars in thousands, except per share amounts)	Cost of sales	Selling general and administrative expenses	Restructuring and impairment charges	Other expense (income), net	Income tax expense[3]	Net income (loss) attributable to common shareholders	Diluted earnings (loss) per share

	2016

As reported	$392,826	$110,517	$1,668	$9,291	$16,502	$9,003	$0.11
Special items:
Restructuring	-	-	(1,668)	-	515	1,153	0.01
Other[1]	-	(6,241)	-	3,065	1,267	1,909	0.02
Discontinued operations	-	-	-	-	-	35,242	0.42
Total special items[4]	-	(6,241)	(1,668)	3,065	1,782	38,304	0.45
As adjusted	$392,826	$104,276	$-	$12,356	$18,284	$47,307	$0.56

	2015

As reported	$382,711	$102,151	$1,625	$10,959	$8,138	$17,569	$0.20
Special items:
Restructuring	-	-	(1,625)	-	487	1,138	0.01
Other[2]	(2,754)	(6,397)	-	(4,763)	3,460	10,454	0.12
Discontinued operations	-	-	-	-	-	9,602	0.11
Noncontrolling interest	-	-	-	-	-	(1,453)	(0.02)
Total special items[4]	(2,754)	(6,397)	(1,625)	(4,763)	3,947	19,741	0.22
As adjusted	$379,957	$95,754	$-	$6,196	$12,085	$37,310	$0.42

(1)

The adjustments to “Selling general and administrative expenses” primarily relate to certain business development activities; and, the adjustment to “Other expense (income), net” primarily relates to the gain on an asset sale that was recognized during the first quarter and to a change on the finalization of the purchase price for the acquisition of Vetriceramici.

(2)

The adjustments to “Cost of sales” relate to impacts of currency-related items in Venezuela; the adjustments to “Selling general and administrative expenses” primarily relate to certain business development activities; and, the adjustments to “Other expense (income), net” primarily relate to impacts of currency-related items in Venezuela and the impact of the loss on a foreign currency contract associated with the purchase of Nubiola.

(3)	The tax rate reflects the reported tax rate, adjusted for pro forma adjustments being tax effected at the respective statutory rate where the item originated.
(4)	Due to rounding, total earnings per share related to special items does not always add to the total adjusted earnings per share.

It should be noted that adjusted income, earnings per share and other adjusted items referred to above are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  The adjusted income, earnings per share and other adjusted items presented above exclude certain special items including restructuring charges, certain business development activities, gains on sale of assets, the overall financial impact of currency related items in Venezuela and discontinued operations.  We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Table 7

Ferro Corporation and Subsidiaries

Supplemental Information

Schedule of Adjusted Gross Profit (unaudited)

(Dollars in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Performance Coatings	$140,589	$139,460	$268,713	$276,246
Performance Colors and Glass	95,933	98,729	184,103	198,193
Pigments, Powders and Oxides	61,455	30,025	122,612	56,547
Total net sales	$297,977	$268,214	$575,428	$530,986

Total net sales	$297,977	$268,214	$575,428	$530,986
Adjusted cost of sales[1]	199,604	190,458	392,826	379,957
Adjusted gross profit	$98,373	$77,756	$182,602	$151,029
Adjusted gross profit percentage	33.0%	29.0%	31.7%	28.4%

(1)

The adjustments primarily relate to the impact of the loss on a foreign currency contract associated with the purchase of Nubiola for the three and six months ended June 30, 2015, and the impact of currency-related items in Venezuela in the six months ended June 30, 2015.

It should be noted that adjusted cost of sales and adjusted gross profit are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). Adjusted gross profit and adjusted cost of sales excludes certain items, primarily comprised of the impact of the loss on a foreign currency contract associated with the purchase of Nubiola and currency-related items in Venezuela in 2015. We believe this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Table 8

Ferro Corporation and Subsidiaries

Supplemental Information

Constant Currency Schedule of Adjusted Operating Profit (unaudited)

	Three Months Ended
(Dollars in thousands)	June 30,
	2015	Adjusted 2015(1)	2016	2016 vs Adjusted 2015
Segment net sales
Performance Coatings	$139,460	$131,883	$140,589	$8,706
Performance Colors and Glass	98,729	98,144	95,933	(2,211)
Pigments, Powders and Oxides	30,025	29,981	61,455	31,474
Total segment net sales	$268,214	$260,008	$297,977	$37,969

Segment adjusted gross profit
Performance Coatings	$35,144	$33,523	$39,234	$5,711
Performance Colors and Glass	33,389	33,280	36,705	3,425
Pigments, Powders and Oxides	9,292	9,287	22,404	13,117
Other costs of sales	(69)	(69)	30	99
Total adjusted gross profit	$77,756	$76,021	$98,373	$22,352

Adjusted selling, general and administrative expenses
Strategic services	$26,261	$25,968	$29,012	$3,044
Functional services	16,514	16,224	18,677	2,453
Incentive compensation	72	40	3,161	3,121
Stock-based compensation	5,866	5,866	2,211	(3,655)
Total adjusted selling, general and administrative expenses	$48,713	$48,098	$53,061	$4,963

Adjusted operating profit	$29,043	$27,923	$45,312	$17,389
Adjusted operating profit as a % of net sales	10.8%	10.7%	15.2%

(1)

Reflects the remeasurement of 2015 reported and adjusted local currency results using 2016 exchange rates, resulting in constant currency comparative figures to 2016 reported and adjusted results.  See Table 5 for pro forma adjustments applicable to the three-month comparative periods, respectively.

It should be noted that the adjusted 2015 results is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  Adjusted 2015 results are remeasured using the respective 2016 exchange rates.  We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Table 9

Ferro Corporation and Subsidiaries

Supplemental Information

Constant Currency Schedule of Adjusted Operating Profit (unaudited)

	Six Months Ended
(Dollars in thousands)	June 30,
	2015	Adjusted 2015(1)	2016	2016 vs Adjusted 2015
Segment net sales
Performance Coatings	$276,246	$253,704	$268,713	$15,009
Performance Colors and Glass	198,193	194,840	184,103	(10,737)
Pigments, Powders and Oxides	56,547	56,156	122,612	66,456
Total segment net sales	$530,986	$504,700	$575,428	$70,728

Segment adjusted gross profit
Performance Coatings	$66,657	$62,368	$71,349	$8,981
Performance Colors and Glass	67,878	66,835	68,543	1,708
Pigments, Powders and Oxides	17,146	17,039	42,690	25,651
Other costs of sales	(652)	(652)	20	672
Total adjusted gross profit	$151,029	$145,590	$182,602	$37,012

Adjusted selling, general and administrative expenses
Strategic services	$51,982	$50,565	$57,416	$6,851
Functional services	34,068	32,914	37,877	4,963
Incentive compensation	1,724	1,600	5,146	3,546
Stock-based compensation	7,980	7,980	3,837	(4,143)
Total adjusted selling, general and administrative expenses	$95,754	$93,059	$104,276	$11,217

Adjusted operating profit	$55,275	$52,531	$78,326	$25,795
Adjusted operating profit as a % of net sales	10.4%	10.4%	13.6%

(1)

Reflects the remeasurement of 2015 reported and adjusted local currency results using 2016 exchange rates, resulting in constant currency comparative figures to 2016 reported and adjusted results.  See Table 6 for pro forma adjustments applicable to the six-month comparative periods, respectively.

It should be noted that the adjusted 2015 results is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  Adjusted 2015 results are remeasured using the respective 2016 exchange rates.  We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance

Table 10

Ferro Corporation and Subsidiaries

Supplemental Information

Reconciliation of Net  income attributable to Ferro Corporation common shareholders to Adjusted EBITDA (unaudited)

(Dollars in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net income attributable to Ferro Corporation common shareholders	$18,969	$6,599	$9,003	$17,569
Net income (loss) attributable to noncontrolling interest	143	186	379	(1,769)
Loss from discontinued operations, net of income taxes	5,748	5,646	35,242	9,602
Restructuring and impairment charges	787	1,116	1,668	1,625
Other (income) expense, net	943	2,609	(984)	4,699
Interest expense	5,428	3,110	10,275	6,260
Income tax expense	8,484	5,679	16,502	8,138
Depreciation and amortization	11,586	8,621	22,573	16,732
Less: interest amortization expense and other	(329)	(289)	(644)	(586)
Cost of sales adjustments	-	116	-	2,754
SG&A Adjustments	4,810	3,982	6,241	6,397
Adjusted EBITDA	$56,569	$37,375	$100,255	$71,421

Net sales	$297,977	$268,214	$575,428	$530,986
Adjusted EBITDA as a % of net sales	19.0%	13.9%	17.4%	13.5%

It should be noted that adjusted EBITDA is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  Adjusted EBITDA is net income attributable to Ferro Corporation common shareholders before the effects of net income (loss) attributable to noncontrolling interest, discontinued operations, restructuring and impairment charges, other (income) expense, net, interest expense, income tax expense, depreciation and amortization, nonrecurring adjustments to cost of sales and nonrecurring adjustments to SG&A. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Table 11

Ferro Corporation and Subsidiaries

Supplemental Information

Return on Invested Capital

For the Rolling Twelve Months Ended (unaudited)

(Dollars in thousands)	June 30,	December 31,
	2016	2015

Gross profit	$336,007	$301,680
Selling, general and administrative expenses	225,265	216,899
Total operating income	110,742	84,781
Pro forma adjustments[1]	26,639	29,539
Adjusted operating profit before tax	137,381	114,320
Less: Tax at pro forma rate[2]	(35,719)	(29,723)
Net operating profit after tax	$101,662	$84,597

Recent acquisitions[3] NOPAT gain	16,223	11,083
Net operating profit after tax excluding recent acquisitions	$85,439	$73,514

Equity	320,907	324,281
Equity - discontinued operations	(13,210)	(30,744)
Debt	495,887	473,554
Off balance sheet precious metal leases	26,599	20,464
Postretirement and pension liabilities	147,820	148,249
Environmental liabilities	14,903	13,824
Release of valuation allowance	-	(63,289)
Cash	(49,416)	(58,380)
Invested capital	$943,490	$827,959

Return on invested capital	10.8%	10.2%

Less: recent acquisitions invested capital	208,720	292,543
Invested capital excluding recent acquisitions	$734,770	$535,416

Return on invested capital excluding recent acquisitions	11.6%	13.7%

(1)

Primarily includes adjustments for the annual remeasurement of our pension and other postretirement benefit plans, certain business development activities, currency-related items in Venezuela and costs associated with certain reorganization projects.

(2)

Operating profit is tax effected at 26.0%, as this represents a normalized tax rate reflecting our current mix of business.  This tax rate deviates from our full year 2016 estimate and 2015 due to certain discrete items that would not be considered normalized, as well as certain tax planning opportunities to be implemented.

(3)

For the rolling twelve months ended June 30, 2016, the recent acquisitions include Nubiola, Al Salomi, Ferer and Pinturas.  For the rolling twelve months ended December 31, 2015, the recent acquisitions include Vetriceramici, Nubiola and Al Salomi.

It should be noted that adjusted operating profit and return on invested capital are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  Adjusted operating profit is operating profit before the effects of discontinued operations, non-recurring adjustments to cost of sales, and non-recurring adjustments to SG&A. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Table 12

Ferro Corporation and Subsidiaries

Supplemental Information

Adjusted EBITDA Cash Flow (unaudited)

(Dollars in thousands)	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
	As Adjusted

Adjusted EBITDA(1)	$56,569	$37,375	$100,255	$71,421
Capital expenditures	(6,016)	(3,741)	(13,222)	(8,228)
Working capital	(28,833)	(10,844)	(51,517)	(26,346)
Cash income taxes	(4,763)	(3,341)	(7,432)	(9,482)
Cash interest	(4,520)	(3,636)	(9,283)	(7,045)
Pension	(1,576)	(1,726)	(2,498)	(4,644)
Incentive compensation payments	-	-	(8,802)	(14,584)
Other	2,155	318	2,558	(994)
Total Free Cash Flow from Continuing Operations	$13,016	$14,405	$10,059	$98

Discontinued operations	(7,146)	(9,875)	(15,729)	(18,137)
Restructuring/Other	(1,271)	(511)	(2,076)	(1,657)
(Outflows) from M&A activity	(2,575)	(3,305)	(12,122)	(11,381)
Stock repurchase	-	-	(11,429)	-

Change in Net Debt	$2,024	$714	$(31,297)	$(31,077)

(1)	See table 10 for the reconciliation of net income attributable to Ferro Corporation common shareholders to adjusted EBITDA.

It should be noted that total free cash flow from continuing operations and change in net debt are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). Adjusted EBITDA is net income before the effects of income (loss) attributable to noncontrolling interest, discontinued operations, restructuring and impairment charges, other (income) expense net, interest expense, income tax expense, depreciation and amortization, nonrecurring adjustments to cost of sales, and nonrecurring adjustments to SG&A. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.